Filed Under Rule 424(b)(3), Registration Statement No. 333-83208
Pricing Supplement Number 32 Dated July 08, 2002
(To: Prospectus Dated March 15, 2002 and Prospectus Supplement Dated March 15, 2002)

CUSIP Number	Aggregate Principal Amount	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option	Type of Notes
09700PBJ6	$4,112,000.00	100.000%	.625%	$4,086,300.00	4.000%	SEMI-ANNUAL	07/15/2005	01/15/2003	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., First Union Securities, Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., Salomon Smith Barney, U.S. Bancorp Piper Jaffray, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option	Type of Notes
09700PBK3	$2,094,000.00	100.000%	1.200%	$2,068,872.00	5.100%	QUARTERLY	07/15/2009	10/15/2002	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., First Union Securities, Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., Salomon Smith Barney, U.S. Bancorp Piper Jaffray, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option	Type of Notes
09700PBL1	$1,836,000.00	100.000%	1.500%	$1,808,460.00	5.600%	SEMI-ANNUAL	07/15/2012	01/15/2003	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., First Union Securities, Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., Salomon Smith Barney, U.S. Bancorp Piper Jaffray, UBS PaineWebber

Boeing Capital Corporation 3780 Kilroy Airport Way, Suite 750 Long Beach, CA 90806	Trade Date: Monday, July 08, 2002 @12:00 PM ET
Settle Date: Thursday, July 11, 2002
Minimum Denomination/Increments: $1,000.00 / $1,000.00
All trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

Boeing Capital Corporation $1,000,000,000.00 Boeing Capital Corporation InterNotes Prospectus Dated 15-Mar-02